Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Announces Appointment of Marcus Sandifer as Corporate Secretary

BOCA RATON, FL, August 3, 2021/PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced the appointment of Marcus Sandifer as Corporate Secretary. Mr. Sandifer is a senior leader with extensive corporate law expertise within the food and beverage industry.

“We are very pleased to welcome Marcus to our executive team. His proven experience across a wide range of complex strategic legal and corporate matters in the consumer industry will bring tremendous value to Celsius. In this role, Marcus will oversee planning for the Board of Directors and its committees, ensure compliance with applicable laws, including NASDAQ listing standards and SEC regulations, ESG reporting, and advise on corporate governance and regulatory developments impacting the Company. With our continued accelerated growth, we continue to transform our organization for scale. We are honored to welcome Marcus to our team, and his expertise in navigating today’s business environment will prove invaluable,” said John Fieldly, president and chief executive officer of Celsius Holdings.

Previously, Mr. Sandifer served with DLA Piper LLP in Atlanta, Georgia, as an associate in the Litigation & Regulatory Practice Group where he served as strategic partner and counsel to numerous global companies in the food and beverage, automotive, life sciences and telecommunications industries. Prior to pursuing a career in law, he worked as a senior supply chain management associate and human resources manager at PepsiCo, as well as national human resources leader and national continuous improvement manager for Nestle Waters. Marcus has been recognized by Black Enterprise Magazine’s top 100 “Modern Men” and The National Black Lawyers as top “40 under 40”.

Marcus obtained his B.S. in Business Administration from Florida A&M University, where he was a National Merit and Presidential Scholar and later obtained his Juris Doctor Degree Emory University School of Law where he was a Sutherland Scholar, Dean’s Fellow, and recognized as the Most Outstanding 3L at Commencement.

While in law school, Marcus served as Vice Chair of the Law Student Division for the American Bar Association, National Director of Community Service for the National Black Law Students Association, and Vice President of the Emory Law Student Bar Association. He also completed two externships with The Coca-Cola Company and FOCUS Brands In-House legal departments.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), is a global company with a proprietary, clinically proven formula for its master brand CELSIUS® and all its sub-brands. A lifestyle fitness drink and a pioneer in the rapidly growing performance energy sector, CELSIUS® has five beverage lines that each offer proprietary, functional, healthy-energy formulas clinically-proven to offer significant health benefits to its users. The five lines include, CELSIUS® Originals, CELSIUS HEAT™, CELSIUS® BCAA +Energy, CELSIUS® On-the-Go, and CELSIUS® Sweetened with Stevia. CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is backed by six university studies that were published in peer-reviewed journals validating the unique benefits CELSIUS® provides. CELSIUS® is sold nationally at Target, CVS, Walmart, GNC, Vitamin Shoppe, 7-Eleven, Dick’s Sporting Goods, The Fresh Market, Sprouts and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and Food Lion. It is also available on Amazon, at fitness clubs and in select micro-markets across the country. For more information, please visit: http://www.celsiusholdingsinc.com

Investor Relations:
Cameron Donahue
(651) 707-3532
cdonahue@celsius.com